Exhibit 4.4

SECOND AMENDMENT TO 2004 EQUITY INCENTIVE PLAN
OF
SPACEDEV, INC.

A Colorado Corporation

Pursuant to a vote of the shareholders of SpaceDev, Inc., a Colorado corporation (the “Company”), taken at a Special Meeting of Shareholders on January 30, 2006, the 2004 Equity Incentive Plan of the Company is amended as follows:

Section 5 of the Company's 2004 Equity Incentive Plan is hereby stricken in its entirety and amended to read as follows:

“5. STOCK SUBJECT TO THE PLAN.

Subject to adjustment as provided in Section 17 hereof, the maximum number of shares of Common Stock reserved for Awards under the Plan is increased to 7,000,000 shares. These shares of Common Stock may be either authorized but unissued shares or authorized shares previously issued and reacquired by the Company. To the extent that Options and Stock Awards are granted under the Plan, the shares underlying such Awards will be unavailable for any other use including future grants under the Plan except that, to the extent that Stock Awards or Options terminate, expire, or are forfeited without having been exercised (or in cases where a Limited Right has been granted in connection with an Option, the amount of such Limited Right received in lieu of the exercise of such Option), new Awards may be made with respect to those shares underlying such terminated, expired or forfeited Options or Stock Awards.”

CERTIFICATE

I, Richard B. Slansky, hereby certify that:

I am the Secretary of SpaceDev, Inc., a Colorado corporation; and

The foregoing Amendment to the Company’s 2004 Equity Incentive Plan is a true and correct copy of the Amendment to the Company’s 2004 Equity Incentive Plan approved and adopted by the shareholders of SpaceDev, Inc. holding a majority of all outstanding common stock of the corporation at a special shareholder meeting held January 30, 2006 at 9:00 p.m., Local Time, at 13855 Stowe Drive, Poway, California.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the corporation this 30th day of January 2006.

/s/ Richard B. Slansky
Richard B. Slansky, Secretary